Exhibit 10.34

July 25, 2003

Mr. Mark Sieczkarek

Conceptus, Inc.

1021 Howard Avenue

San Carlos, CA 94070

Re: Amendment to Offer Letter dated April 15, 2003

Dear Mark:

This letter will amend our offer letter to you dated April 15, 2003 (the “Letter Agreement”), as follows:

1. Section 4 of the Letter Agreement is amended and restated to read in its entirety as follows:

“4. Bonus. You will be eligible for an annual incentive bonus of up to 75% of your base salary based on achievement of performance objectives specified by the Company’s Board of Directors (your “target bonus”). Your target bonus for the period of your employment beginning on April 18, 2003 and ending on December 31, 2003 shall be $225,000, and shall be awarded and paid to you by the Company as an advance no later than July 25, 2003. You acknowledge and agree that the Company will be irreparably harmed if your employment with the Company terminates prior to January 1, 2004. Therefore, in such event, you agree to pay to the Company, as liquidated damages, $225,000 if your employment with the Company terminates prior to January 1, 2004. In addition to your target bonus, for each year of employment beginning January 1, 2004, you will be eligible for an additional incentive bonus of up to an additional 50% of your base salary in the event of Company performance above your performance objectives. You will work with the Board of Directors to develop the performance objectives connected with such bonuses. The specific terms of your compensation program and performance objectives will be reviewed annually by the Board of Directors.”

2. Section 7 of the Letter Agreement is amended and restated to read in its entirety as follows:

“7. Signing Bonus. The Company shall pay to you a one-time signing bonus of $300,000 on the start date of your employment and an additional one-time signing bonus of $145,000 no later than July 25, 2003 (collectively, the “signing bonus”). In addition, the Company will pay 100% of your income tax costs relating to these signing bonus payments. You acknowledge and agree that the Company will be irreparably harmed if your employment with the Company terminates prior to the second anniversary of the start date of your employment. Therefore, in such event, you agree to pay to the Company, as liquidated damages, $300,000 of these bonus payments if your employment with the Company terminates prior to the first anniversary of the start date of your employment and $145,000 of these bonus payment if your employment with the Company terminates after the first anniversary of the start date of your employment but prior to the second anniversary of the start date of your employment.”

Except as expressly amended by this letter, the Letter Agreement will remain in full force and effect. On and after the date hereof, each reference in the Letter Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Letter Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Letter Agreement, a reference to the Letter Agreement in any of such to be deemed to be a reference to the Letter Agreement as amended hereby.

Very truly yours,

Conceptus, Inc.

By:	/s/ Kathryn Tunstall
Kathryn Tunstall, for the Board of Directors

Dated: July 25, 2003

I have read and accept this amendment to the Letter Agreement:

/s/ Mark Sieczkarek
Mark Sieczkarek

Dated: July 25, 2003